Exhibit 99.1

Paradise Music & Entertainment, Inc. Announces hiring financial advisor.

NEW YORK—(PR NEWSWIRE) – April 2, 2008—Paradise Music & Entertainment, Inc. (PDSE.PK), today announced the engagement of a Financial Advisor.

On March 28, Paradise Music & Entertainment, Inc. (“Paradise”) entered into a Financial Advisory Agreement with Carlton Capital, Inc. (“CCI”), a wholly owned subsidiary of Clayton Dunning Group, Inc. (CGGP.PK) wherein CCI agreed to provide consulting and advisor services to Paradise.

The Financial Advisory Agreement provides that the company may request CCI to provide recommendations concerning corporate finance matters including such matters as: (i) Changes in the capitalization of the Company; (ii) Changes in the Company’s corporate structure; (iii) Redistribution of shareholdings of the Company’s stock; (iv) Offerings of securities in public and private transactions; (v) Alternative uses of corporate assets; (vi) Structure and use of debt; (vii) Sales of stock by insiders pursuant to Rule 144 or otherwise; (viii) Counsel management with respect to listing on a National Exchange; (ix) Strategic planning for the Company; (x) the acquisition of and/or merger with other companies, the sale of the Company itself, or any of its assets, subsidiaries or affiliates, or similar type of transaction (hereinafter referred to as a “Transaction”); and (xi) financings from financial institutions, including but not limited to lines of credit, performance bonds, letters of credit, loans or other financings (hereinafter referred to as an “institutional financing”).

In consideration for the consulting services rendered by CCI to the Company pursuant to this Agreement the Company agreed to pay to CCI compensation of Ten Thousand shares of the Company’s Series C Preferred Stock. Other fees and expenses may be incurred by the Company in the event that CCI provides such services.

Dick Rifenburgh, CEO of Paradise, commented, “We are very pleased to have the services of Carlton Capital available to the Company’s next phase of our growth plan.”

Chris Messalas, Managing Partner of Carlton Capital, Inc. and CEO of Clayton Dunning Group, Inc. said, “Carlton is excited about working with Paradise and its environmental business. We look forward to a long and exciting relationship as we deploy the resources of Carlton Capital and its affiliated organizations to help Paradise grow.”

CONTACT INFORMATION:

About Paradise Music & Entertainment, Inc..

Paradise, through its wholly-owned operating subsidiary Environmental Testing Laboratories, Inc., provides a wide range of environmentally-related laboratory testing services. ETL operates profitably in the nationwide, $1.8 billion a year, environmental testing industry. Expanding ETL’s environmental testing business is a focal point for ETL.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new ventures, as well as other factors set forth in Paradise’s most recently filed Form 10-K and Form 10-Q reports. The forward-looking statements contained herein represent the Company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. Paradise assumes no obligation to update the statements contained in this release.

Contact:
Mr. Richard P. Rifenburgh, CEO
Paradise Music & Entertainment, Inc.
Ph: 888-565-3259